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Exhibit (11) - Statement re:  Computation of Earnings Per Share

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COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                                   Three Months Ended
                                                        March 31
                                                  -------------------
                                                      1999       1998
                                                  --------    -------
Basic:
  Average shares outstanding                       155,857     156,717

Net income                                        $159,112    $144,383
Less preferred stock dividends                       4,275       4,275
                                                  --------    --------
Net income applicable to common stock             $154,837    $140,108
                                                  ========    ========

Basic net income per share                           $0.99       $0.89

Diluted
  Average shares outstanding                       155,857     156,717
  Nonvested stock                                      176         190
  Common stock equivalent:
    Net effect of the assumed exercise
      of stock options                               2,401       2,861
                                                  --------    --------
    Diluted average shares                         158,434     159,768
                                                  ========    ========

Net income                                        $159,112    $144,383
Less preferred stock dividends                       4,275       4,275
                                                  --------    --------
Net income applicable to common stock             $154,837    $140,108
                                                  ========    ========

Diluted net income per share                         $0.98       $0.88

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